CONTACT:	W. Gray Hudkins President and CEO (212) 687-3260

FOR IMMEDIATE RELEASE

LANGER, INC. ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Deer Park, New York - December 5th, 2006 - Langer, Inc. (NASDAQ:GAIT, “Langer” or the “Company”) today announced the resignation of Ms. Sara Cormack as Vice President and Chief Financial Officer, effective immediately. Ms. Cormack resigned for personal reasons but has agreed to remain with the Company through January 5th for a transition period. The Company has retained CMF Associates, of Berwyn, PA to assist in its financial operations while it conducts a search for a permanent Chief Financial Officer. Langer has also retained Heidrick & Struggles to assist the Company in identifying a permanent Chief Financial Officer.

Gray Hudkins, the Company’s President and CEO commented, “On the back of the previously announced Twincraft transaction, we look forward to working to bring in a Chief Financial Officer with the skill set appropriate for the position who can assist the company and provide financial leadership as we continue the execution of our business strategy.”

Langer, Inc., together with its wholly owned subsidiary Silipos, Inc., designs, manufactures and distributes high quality medical products targeting the orthopedic, orthotic and prosthetic markets. In addition, the Company offers a diverse line of skincare products for the medical and therapeutic markets. The Company sells its products primarily in the U.S. and Canada as well as in more than 30 other countries to national, regional, international and independent medical distributors and directly to healthcare professionals. Langer is based in Deer Park, New York, and has additional manufacturing facilities in Niagara Falls, New York, Anaheim, California, Montreal, Canada, Stoke-on-Trent, UK as well as sales and marketing offices in Ontario, Canada and New York, New York.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's 2005 Form 10-K, 2006 Proxy Statement for the Annual Meeting of Stockholders, and recently filed Form 10-Qs and Form 8-Ks.